Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Hoth Therapeutics, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value		457(o)		$		$			$
Fees to be Paid	Equity	Preferred Stock, $0.0001 par value		457(o)
Fees to be Paid	Debt	Debt Securities		457(o)
Fees to be Paid	Other	Warrants		457(o)
Fees to be Paid	Other	Subscription Rights		457(o)
Fees to be Paid	Other	Units		457(o)
Fees to be Paid	Unallocated (Universal) Shelf		(1)	457(o)					50,000,000.00	0.0001381		6,905.00
Fees to be Paid	Equity	Common Stock, $0.0001 par value	(2)	Other	1,279,587		$1.21		$1,548,300.00	0.0001381		$214.00

Total Offering Amounts:									$51,548,300.00			7,119.00
Total Fees Previously Paid:
Total Fee Offsets:												0.00
Net Fee Due:												$7,119.00

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Offering Note(s)

(1)	There are being registered hereunder such indeterminate number of securities of each identified class as may from time to time be issued at unspecified prices, including securities that may be issued upon exercise, conversion or exchange. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. The aggregate maximum offering price of all securities offered pursuant to this registration statement will not exceed $50,000,000. Any securities registered hereunder may be sold separately or in combination with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

The proposed maximum aggregate offering price per class of security will be determined from time to time by Hoth Therapeutics, Inc. (the “Registrant”) in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.F. of Form S-3 under the Securities Act.

Calculated pursuant to Rule 457(o) under the Securities Act.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act.

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act by averaging the high and low sales prices the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), as reported on The Nasdaq Capital Market on November 13, 2025, which date is within five business days prior to the filing of this Registration Statement.

Represents the resale of (i) 547,387 shares of Common Stock and (ii) 732,200 shares of Common Stock issuable upon the exercise of options. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover an indeterminate number of additional shares of Common Stock of the Registrant as may from time to time become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding shares of Common Stock.